EXHIBIT 10.1
Microsoft Customer Agreement
This Microsoft Customer Agreement (the “Agreement”) is between Customer and Microsoft and consists of these General Terms, the DPA, the applicable Product Terms and SLAs, and any additional terms Microsoft presents when an order is placed. This Agreement takes effect when the Customer accepts it, applies to any order under this Agreement, and supersedes any end user license agreement that accompanies a Product. The individual who accepts the Agreement represents that they are authorized to enter into this Agreement on behalf of Customer. Capitalized terms have the meanings given under
“Definitions.”
General Terms
License to use Microsoft Products
a.Licenses for Products. Products are licensed and not sold. Upon Microsoft’s acceptance of each order and subject to Customer’s compliance with this Agreement, Microsoft grants Customer a nonexclusive and limited license to use the Products ordered as provided in this Agreement. These licenses are solely for Customer’s own use and business purposes and are nontransferable except as expressly permitted under this Agreement or applicable law.
b.Duration of licenses. Online Services and some Software are licensed on a subscription basis for a specified period of time. Subscriptions expire at the end of the applicable subscription period unless renewed. Some Subscriptions renew automatically until canceled. The Subscription term for Online Services that are billed in arrears based on usage is the same as the billing period unless otherwise specified in the Product Terms. Perpetual Software licenses become perpetual upon payment in full.
c.End Users. Customer will control access to, and use of, the Products by End Users and is responsible for any use of the Products that does not comply with this Agreement.
d.Affiliates. Customer may order Products for use by its Affiliates. If it does, the licenses granted to Customer under this Agreement will apply to such Affiliates, but Customer will have the sole right to enforce this Agreement against Microsoft. Customer will remain responsible for all obligations under this Agreement and for its Affiliates’ compliance with this Agreement.
e.Reservation of Rights. Microsoft reserves all rights not expressly granted in this Agreement. Products and Services Deliverables are protected by copyright and other intellectual property laws and international treaties. No rights will be granted or implied by waiver or estoppel. Rights to access or use a Product on a device do not give Customer any right to implement Microsoft patents or other Microsoft intellectual property in the device itself or in any other software or devices.
f.Restrictions. Except as expressly permitted in this Agreement or Product documentation, Customer must not (and is not licensed to):
(i)reverse engineer, decompile, or disassemble any Product or Services Deliverable, or attempt to do so (except where applicable law permits despite this limitation);
(ii)install or use non-Microsoft software or technology in any way that would subject Microsoft’s intellectual property or technology to any other license terms;
(iii)work around any technical limitations in a Product or Services Deliverable or restrictions in Product documentation;
(iv)separate and run parts of a Product or Services Deliverable on more than one device;
(v)upgrade or downgrade parts of a Product at different times;
(vi)transfer parts of a Product separately; or

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(vii)distribute, sublicense, rent, lease, or lend any Products or Services Deliverables, in whole or in part, or use them to offer hosting services to a third party.
g.License transfers. Customer may only transfer fully-paid, perpetual licenses to (1) an Affiliate or (2) a third party solely in connection with the transfer of hardware to which, or employees to whom, the licenses have been assigned as part of (a) a divestiture of all or part of an Affiliate or (b) a merger involving Customer or an Affiliate. Upon such transfer, Customer must uninstall and discontinue using the licensed Product and render any copies unusable. Customer must provide the transferee a copy of these General Terms, the applicable Product Terms and any other documents necessary to show the scope, purpose and limitations of the licenses transferred. Attempted license transfers that do not comply with this section are void.
h.Customer Eligibility. Customer agrees that if it is purchasing academic, government or nonprofit Products, Customer meets the respective eligibility requirements (https://aka.ms/eligiblitydefinition). Microsoft reserves the right to verify eligibility and suspend Product use if requirements are not met.
Professional Services
a.Performance of Professional Services. Upon Microsoft’s acceptance of each Statement of Services and subject to Customer’s compliance with this Agreement, Microsoft will perform the Professional Services ordered as provided in this Agreement and the applicable Statement of Services.
b.Fixes. Each Fix is licensed under the same terms as the Product to which it applies. If a Fix is not provided for a specific Product, any use rights Microsoft provides with the Fix will apply.
c.Pre-existing Work. All rights in any computer code or other written materials a party develops or obtains independent of this Agreement (“Pre-existing Work”) will remain the sole property of the party providing it. Each party may use, reproduce, and modify the other party’s Pre-existing Work only as needed to perform obligations related to Professional Services.
d.Services Deliverables. Subject to Customer’s compliance with this Agreement, Microsoft grants Customer a non-exclusive, limited license to use and modify the Services Deliverables as provided in this Agreement, including, without limitation, the reservation of rights, restrictions, and license transfer provisions under the section entitled License to use Microsoft Products. These licenses are solely for Customer’s own use and business purposes in connection with its use of Products and are nontransferable except as expressly permitted under this Agreement or applicable law.
e.Affiliates’ rights to Services Deliverables. Customer may sublicense its rights in Services
Deliverables to its Affiliates, but Customer’s Affiliates may not sublicense these rights. Customer is liable for ensuring its Affiliates’ compliance with this Agreement.
Non-Microsoft Products
Non-Microsoft Products are provided under separate terms by the Publishers of such products. Customer will have an opportunity to review those terms prior to placing an order for a Non-Microsoft Product through a Microsoft online store or Online Service. Microsoft is not a party to the terms between
Customer and the Publisher. Microsoft may provide Customer’s contact information and transaction details to the Publisher. Microsoft makes no warranties and assumes no responsibility or liability whatsoever for Non-Microsoft Products. Customer is solely responsible and liable for its use of any Non- Microsoft Product.
Verifying compliance
a.Verification process. Customer must keep records relating to Products it and its Affiliates use or distribute. At Microsoft’s expense, Microsoft may verify Customer’s and its Affiliates’ compliance with this Agreement at any time upon 30 days’ notice. Microsoft may engage an independent auditor under nondisclosure obligations to perform the verification. Customer must promptly provide any information and documents that Microsoft or the auditor reasonably requests related to the
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verification and visual access to systems running the Products. All information and reports related to the verification process will be Confidential Information and used solely to verify compliance.
b.Remedies for non-compliance. If verification reveals any unlicensed use, Customer must, within 30 days, order sufficient licenses to cover the period of its unlicensed use. Without limiting Microsoft’s other remedies, if unlicensed use is 5% or more of Customer’s total use of all Products, Customer must reimburse Microsoft for its costs incurred in verification and acquire sufficient licenses to cover its unlicensed use at 125% of the then-current Customer price or the maximum allowed under applicable law, if less.
Data Protection and Processing
Microsoft and its Affiliates, and their respective agents and subcontractors, will process Customer Data, Personal Data, and Professional Services Data as provided in this Agreement and the DPA, which is incorporated by reference. Before providing Personal Data to Microsoft, Customer will obtain all required consents from third parties (including Customer’s contacts, Partners, distributors, administrators, and employees) under applicable privacy and data protection laws.
Confidentiality
a.Confidential Information. “Confidential Information” is non-public information that is designated “confidential” or that a reasonable person should understand is confidential, including, but not limited to, Customer Data, Professional Services Data, the terms of this Agreement, and Customer’s account authentication credentials. Confidential Information does not include information that (1) becomes publicly available without a breach of a confidentiality obligation; (2) the receiving party received lawfully from another source without a confidentiality obligation; (3) is independently developed; or
(4) is a comment or suggestion volunteered about the other party’s business, products, or services.
b.Protection of Confidential Information. Each party will take reasonable steps to protect the other’s Confidential Information and will use the other party’s Confidential Information only for purposes of the parties’ business relationship. Neither party will disclose Confidential Information to third parties, except to its Representatives, and then only on a need-to-know basis under nondisclosure obligations at least as protective as this Agreement. Each party remains responsible for the use of Confidential Information by its Representatives and, in the event of discovery of any unauthorized use or disclosure, must promptly notify the other party. The Product Terms and DPA provide additional terms regarding the disclosure and use of Customer Data.
c.Disclosure required by law. A party may disclose the other’s Confidential Information if required by law, but only after it notifies the other party (if legally permissible) to enable the other party to seek a protective order.
d.Residual information. Neither party is required to restrict work assignments of its Representatives who have had access to Confidential Information. Each party agrees that the use of information retained in Representatives’ unaided memories in the development or deployment of the parties’ respective products or services does not create liability under this Agreement or trade secret law, and each party agrees to limit what it discloses to the other accordingly.
e.Duration of Confidentiality obligation. These obligations apply: (1) for Customer Data, until it is deleted from the Online Services; and (2) for all other Confidential Information, for a period of five years after a party receives the Confidential Information.
Warranties
a.Limited warranties and remedies. To the extent permitted by applicable law, the remedies below are Customer’s sole remedies for breach of the warranties provided in this section, and Customer waives any warranty claims not made during the applicable warranty period.

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(i)Online Services. Microsoft warrants that each Online Service will perform in accordance with the applicable SLA during Customer’s use. Customer’s remedies for breach of this warranty are described in the SLA.
(ii)Software. Microsoft warrants that the Software version that is current at the time Customer acquires it will perform substantially as described in the applicable Product documentation for one year from the date Customer acquires a license for that version. If it does not, and Customer notifies Microsoft within the warranty term, Microsoft will, at its option, (1) return the amount Customer paid for the Software license or a prorated portion of the applicable subscription fee or
(2) repair or replace the Software.
(iii)Professional Services. Microsoft warrants that it will perform Professional Services with the applicable professional standard of care and skill in the industry. If Microsoft fails to do so, and Customer notifies Microsoft within 90 days from the completion of the work giving rise to the warranty claim, then Microsoft will, at its discretion, either re-perform the Professional Services or return the amount Customer paid for them.
b.Exclusions. The warranties in this Agreement do not apply to problems caused by accident, abuse, or use inconsistent with this Agreement or applicable documentation, including failure to meet minimum system requirements. These warranties do not apply to free, trial, preview, or prerelease products, or to components of Products that Customer is permitted to redistribute.
c.Disclaimer. Except for the limited warranties above or as required by applicable law, Microsoft provides no other warranties or conditions and disclaims any other express, implied, or statutory warranties and conditions, including warranties and conditions of quality, title, non-infringement, merchantability, and fitness for a particular purpose. Professional Services that are provided without charge are provided “AS IS,” WITHOUT ANY WARRANTY OR CONDITION.
Defense of third-party claims
The parties will defend each other against the third-party claims described in this section and will pay the amount of any resulting adverse final judgment or approved settlement, but only if the defending party is promptly notified in writing of the claim and has the right to control the defense and any settlement of it. The party being defended must provide the defending party with all requested assistance, information, and authority. The defending party will reimburse the other party for reasonable out-of-pocket expenses it incurs in providing assistance. This section describes the parties’ sole remedies and entire liability for such claims.
a.By Microsoft. Microsoft will defend Customer against any third-party claim to the extent it alleges that a Product or Services Deliverable made available by Microsoft for a fee and used within the scope of the license granted under this Agreement (unmodified from the form provided by Microsoft and not combined with anything else), misappropriates a trade secret or directly infringes a patent, copyright, trademark, or other proprietary right of a third party. If Microsoft is unable to resolve a claim of misappropriation or infringement, it may, at its option, either (1) modify or replace the
Product or Services Deliverable with a functional equivalent or (2) terminate Customer’s license and refund any license fees (less depreciation for perpetual licenses), including amounts paid in advance for unused consumption for any usage period after the termination date. Microsoft will not be liable for any claims or damages due to Customer’s continued use of a Product or Services Deliverable after being notified to stop due to a third-party claim.
b.By Customer. To the extent permitted by applicable law, Customer will defend Microsoft and its Affiliates against any third-party claim to the extent it alleges that: (1) any Customer Data or Non- Microsoft Product hosted in an Online Service by Microsoft on Customer's behalf misappropriates a trade secret or directly infringes a patent, copyright, trademark, or other proprietary right of a third party; or (2) Customer’s use of any Product or Services Deliverable, alone or in combination with anything else, violates the law or harms a third party.

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EXHIBIT 10.1
Limitation of liability
Subject to the Exclusions, Exceptions and Applicability provisions in subsections e, f, and g, each party’s liability to the other party for each Product or Professional Service provided under this Agreement is limited to direct damages finally awarded, not to exceed an amount determined as follows:
a.Perpetual Licenses. For each Product licensed on a perpetual basis, each party’s maximum, aggregate liability is the amount Customer paid for the applicable licenses.
b.Subscriptions. For each Product licensed on a subscription basis, each party’s maximum, aggregate liability is the total amount of subscription fees Customer paid to use the Product during the 12 months preceding the most recent incident giving rise to the claim(s).
c.Professional Services. For Professional Services, each party’s maximum, aggregate liability is the amount Customer paid for the applicable Professional Services.
d.Free offers and distributable code. For Products or Professional Services provided free of charge, and code that Customer is authorized to redistribute to third parties without separate payment to Microsoft, Microsoft’s liability is limited to direct damages finally awarded up to US$5,000.
e.Exclusions. In no event will either party be liable for indirect, incidental, special, punitive, or consequential damages; loss of revenue, profits, or anticipated savings (whether direct or indirect); or loss of use, loss of business information, or interruption of business, however caused or on any theory of liability.
f.Exceptions. No limitation or exclusions under this Agreement will apply to liability arising out of either party’s (1) confidentiality obligations (except for all liability related to Customer Data and Professional Service Data, which will remain subject to the limitations and exclusions above); (2) obligations under the section entitled Defense of Third-Party Claims; or (3) violation of the other party’s intellectual property rights.
g.Applicability. To the extent permitted by applicable law, the limitations, exclusions, and exceptions set forth in this Limitation of Liability section apply to all claims and damages under or relating to this Agreement or the Products or Professional Services provided under this Agreement, including, without limitation, breach of contract, breach of warranty, strict liability, and negligence and other torts, even if the parties knew or should have known about the possibility of the damages.
Partners
a.Selecting a Partner. Customer may authorize a Partner to place orders on Customer’s behalf and manage Customer’s purchases by associating the Partner with its account. If the Partner’s distribution right is terminated, Customer must select an authorized replacement Partner or purchase directly from Microsoft. Partners and other third parties are not agents of Microsoft and are not authorized to enter into any agreement with Customer on behalf of Microsoft.
b.Partner Administrator privileges and access to Customer Data. If Customer purchases Online Services from a Partner, Customer may choose to provide that Partner with administrator privileges. Customer consents to Microsoft and its Affiliates providing that Partner with Customer Data and Administrator Data for purposes of provisioning, administering, and supporting (as applicable) the Online Services. Partner may process such data according to the terms of Partner’s agreement with Customer, and its privacy commitments may differ from Microsoft’s. Customer appoints Partner as its agent for purposes of providing and receiving notices and other communications to and from
Microsoft. Customer may terminate the Partner’s administrative privileges at any time.
c.Product Support. Partners may provide support for Products and other value-added services, and Partner is responsible for the performance of any services it provides. If Customer purchases Microsoft Support Services through a Partner, Microsoft will be responsible for the performance of those services subject to the terms of this Agreement.
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EXHIBIT 10.1
Pricing and payment
If Customer orders from a Partner, the Partner will set Customer’s pricing and payment terms for that order, and Customer will pay the amount due to the Partner. Pricing and payment terms related to orders placed by Customer directly with Microsoft are set by Microsoft, and Customer will pay the amount due as described in this section.
a.Payment method. Customer must provide a payment method or, if eligible, choose to be invoiced for purchases made on its account. By providing Microsoft with a payment method, Customer (1)
consents to Microsoft’s use of account information regarding the selected payment method provided by the issuing bank or applicable payment network; (2) represents that it is authorized to use that payment method and that any payment information it provides is true and accurate; (3) represents that the payment method was established and is used primarily for commercial purposes and not for personal, family or household use; and (4) authorizes Microsoft to charge Customer using that payment method for orders under this Agreement.
b.Invoices. Microsoft may invoice eligible Customers. Customer’s ability to elect payment by invoice is subject to Microsoft’s approval of Customer’s financial condition. Customer authorizes Microsoft to obtain information about Customer’s financial condition, which may include credit reports, to assess Customer’s eligibility for invoicing. Unless the Customer’s financial statements are publicly available, Customer may be required to provide its balance sheet, profit and loss and cash flow statements to Microsoft. Customer may be required to provide security in a form acceptable to Microsoft to be eligible for invoicing. Microsoft may withdraw Customer’s eligibility at any time and for any reason. Customer must promptly notify Microsoft of any changes in its company name or location and of any significant changes in the ownership, structure, or operational activities of the organization.
c.Invoice Payment terms. Each invoice will identify the amounts payable by Customer to Microsoft for the period corresponding to the invoice. Customer will pay all amounts due within thirty (30) calendar days following the invoice date.
d.Late Payment. Microsoft may, at its option, assess a late fee on any payments to Microsoft that are more than fifteen (15) calendar days past due at a rate of up to two percent (2%) of the total amount payable, calculated and payable monthly, or the highest amount allowed by law, if less.
e.Cancelation fee. If a Subscription or Statement of Services permits early termination and Customer cancels the Subscription or Statement of Service before the end of the Subscription or billing period, Customer may be charged a cancelation fee. More details about cancelation can be found in the Product Terms.
f.Recurring Payments. For subscriptions that renew automatically, Customer authorizes Microsoft to charge Customer’s payment method periodically for each subscription or billing period until the subscription is terminated. By authorizing recurring payments, Customer authorizes Microsoft to store Customer’s payment details and process such payments as either electronic debits or fund transfers, or as electronic drafts from the designated bank account (in the case of automated clearing house or similar debits), as charges to the designated card account (in the case of credit card or similar payments) (collectively, “Electronic Payments”). If any payment is returned unpaid or if any credit card or similar transaction is rejected or denied, Microsoft or its service providers reserve the right to collect any applicable return item, rejection or insufficient funds fee to the maximum extent permitted by applicable law and to process any such fees as an Electronic Payment or to invoice Customer for the amount due.
g.Taxes. Microsoft prices exclude applicable taxes unless identified as tax inclusive. If any amounts are to be paid to Microsoft, Customer will also pay any applicable value added, goods and services, sales, gross receipts, or other transaction taxes, fees, charges, or surcharges, or any regulatory cost recovery surcharges or similar amounts that are owed under this Agreement and that Microsoft is permitted to collect from Customer. Customer will be responsible for any applicable stamp taxes and for all other

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taxes that it is legally obligated to pay including any taxes that arise on the distribution or provision of Products or Professional Services by Customer to its Affiliates. Microsoft will be responsible for all taxes based upon its net income, gross receipts taxes imposed in lieu of taxes on income or profits, and taxes on its property ownership.
If any taxes are required to be withheld on payments invoiced by Microsoft, Customer may deduct such taxes from the amount owed and pay them to the appropriate taxing authority, but only if Customer promptly provides Microsoft an official receipt for those withholdings and other documents reasonably requested to allow Microsoft to claim a foreign tax credit or refund. Customer will ensure that any taxes withheld are minimized to the extent possible under applicable law.
Term and termination
a.Term. This Agreement is effective until terminated by a party, as described below.
b.Termination without cause. Either party may terminate this Agreement without cause on 60 days’
notice. Termination without cause will not affect Customer’s perpetual licenses. Licenses granted on a subscription basis and access to Online Services and Microsoft Support Services will continue for the remainder of the then-current subscription period(s) or support term, subject to the terms of this Agreement.
c.Termination for cause. Without limiting other remedies it may have, either party may terminate this Agreement on 30 days’ notice for material breach if the other party fails to cure the breach within the 30-day notice period. Upon such termination, the following will apply:
(i)All licenses granted under this Agreement will terminate immediately except for fully paid, perpetual licenses.
(ii)All amounts due under any unpaid invoices shall become due and payable immediately. For Subscriptions billed in arrears based on usage, Customer must pay for all unpaid usage as of the termination date immediately upon receipt of an invoice.
(iii)If Microsoft is in breach, Customer will receive a credit for any Subscription fees, including amounts paid in advance for unused consumption for any usage period after the termination date.
(iv)Customer must pay for all Professional Services provided as of the termination date immediately upon receipt of an invoice.
d.Suspension. During any period of material breach by Customer, Microsoft may suspend a Subscription or Statement of Services without terminating this Agreement. Microsoft will give Customer 30 days’ notice before such suspension unless Microsoft’s charge against Customer’s payment method is declined or Microsoft reasonably believes immediate suspension is required to prevent unauthorized access to Customer Data or to ensure the ongoing confidentiality, integrity, availability, or resilience of Microsoft’s systems and services.
e.Termination to comply with laws. Microsoft may modify or discontinue offering a Product or Professional Service and/or terminate a Subscription or Statement of Services for that Product or Professional Service in any country or jurisdiction where there is any current or future government requirement or obligation that (1) subjects Microsoft to any regulation or requirement that is not generally applicable to businesses operating there; (2) presents a hardship for Microsoft to continue offering the Product or Professional Service without modification; or (3) causes Microsoft to believe this Agreement or the Product or Professional Services offering may conflict with any such requirement or obligation. If Microsoft terminates a Subscription or Statement of Services under this provision, Customer will receive, as its sole remedy, a refund for any amount paid in advance for any period after termination. Customer will pay for all services provided or used before termination.

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EXHIBIT 10.1

Modifications to this Agreement
Microsoft may update this Agreement from time to time. No changes will apply to perpetual Software licenses previously acquired. Changes will apply to new orders and to existing Subscriptions and Statements of Services as follows:
a.DPA and SLA. Changes to the DPA and SLA will apply as provided in those documents.
b.Product Terms. Material Adverse Changes will not apply during the then-current Subscription term but will take effect upon renewal. All other changes will apply when they are published on the Product Terms site. In addition, for Software Subscriptions, if Customer chooses to update the Software to a new version before the end of the Subscription term, the terms in effect at the time of the update will apply to the use of that Software.
c.Other terms. Customer may be required to accept revised or additional terms when placing a new order. For existing Subscriptions and Statements of Services, Customer will be notified at least 60 days before changes take effect to these General Terms or any other terms that are part of the Agreement except the DPA, SLA, and Product Terms, which have separate terms for updates. Such changes will take effect upon renewal unless Customer accepts them earlier in the manner specified in the notice and will not supersede or modify any amendments to this Agreement. Customer agrees that its continued use of the Products or Professional Services after renewal will constitute its acceptance of all changes. If Customer does not agree to the changes, it must stop using the Products and Professional Services by the end of the Subscription or support term and turn off recurring billing for any Subscriptions that are set to renew automatically.
d.Changes proposed by Customer. Customer may not modify this Agreement. Any additional or conflicting terms contained in a purchase order or otherwise presented by Customer are expressly rejected and will not apply.
Miscellaneous
a.Independent contractors. The parties are independent contractors. Customer and Microsoft each may develop products independently without using the other’s Confidential Information.
b.Agreement not exclusive. Customer is free to enter into agreements to license, use, and promote the products and services of others.
c.Assignment. Either party may assign this Agreement to an Affiliate, but it must notify the other party in writing of the assignment. Customer consents to the assignment to an Affiliate or third party, without prior notice, of any rights Microsoft may have under this Agreement to receive payment and enforce Customer's payment obligations, and all assignees may further assign such rights without further consent. Any other proposed assignment of this Agreement must be approved by the non- assigning party in writing. Assignment will not relieve the assigning party of its obligations under the assigned Agreement. Any attempted assignment without required approval will be void.
d.Severability. If any part of this Agreement is held to be unenforceable, the rest of the Agreement will remain in full force and effect.
e.Waiver. Failure to enforce any provision of this Agreement will not constitute a waiver. Any waiver must be in writing and signed by the waiving party.
f.No third-party beneficiaries. This Agreement does not create any third-party beneficiary rights except as expressly provided by its terms.
g.Survival. All provisions survive termination of this Agreement except those requiring performance only during the term of the Agreement.

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h.Notices. All notices must be in writing. Except for notices relating to arbitration (as provided in certain supplemental terms for individual users), notices to Microsoft must be sent to the following address and will be deemed received on the date received at that address:
Microsoft Corporation
Dept. 551, Volume Licensing 6880 Sierra Center Parkway Reno, Nevada 89511-1137 USA
Microsoft may provide Customer with information and notices electronically, including via email, through the portal for an Online Service, or through a web site that Microsoft identifies. Notice is given as of the date it is made available by Microsoft.
i.Applicable law. This Agreement will be governed by and construed in accordance with the laws of the State of Washington and federal laws of the United States. The 1980 United Nations Convention on Contracts for the International Sale of Goods and its related instruments will not apply to this Agreement.
j.Dispute resolution. When bringing any action arising under this Agreement, the parties agree to the following exclusive venues:
(i)If Microsoft brings the action, the venue will be where Customer has its headquarters.
(ii)If Customer brings the action against Microsoft or any Microsoft Affiliate located outside of Europe, the venue will be the state or federal courts in King County, State of Washington, USA.
(iii)If Customer brings the action against Microsoft or any Microsoft Affiliate located in Europe, and not also against Microsoft or a Microsoft Affiliate located outside of Europe, the venue will be Ireland.
(iv)The parties consent to personal jurisdiction in the agreed venues. This choice of venue does not prevent either party from seeking injunctive relief in any jurisdiction with respect to a violation of intellectual property rights or confidentiality obligations.
k.Order of precedence. If there is a conflict between any documents in this Agreement that is not expressly resolved in those documents, their terms will control in the following order, from highest to lowest priority: (1) DPA; (2) these General Terms; (3) Product Terms; (4) SLA; and (5) any additional terms presented when an order is placed. Terms in an amendment control over the amended document and any prior amendments concerning the same subject matter.
l.Microsoft Affiliates and subcontractors. Microsoft may perform its obligations under this Agreement through its Affiliates and use subcontractors to provide certain services. Microsoft remains responsible for their performance.
m.Government procurement rules. If Customer is a government entity or is otherwise subject to government procurement requirements, Customer represents and warrants that (1) it has complied and will comply with all applicable government procurement laws and regulations; (2) it is authorized to enter into this Agreement; and (3) this Agreement satisfies all applicable procurement requirements.
n.Compliance with Trade Laws. Products and Services Deliverables may be subject to U.S. and other countries' export jurisdictions. Each party will comply with all laws and regulations applicable to the import or export of the Products and Services Deliverables, including, without limitation, trade laws such as the U.S. Export Administration Regulations and International Traffic in Arms Regulations and sanctions regulations administered by the U.S. Office of Foreign Assets Control (“OFAC”) (“Trade Laws”). Customer will not take any action that causes Microsoft to violate U.S. or other applicable Trade Laws. Microsoft may suspend or terminate this Agreement to the extent that Microsoft
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reasonably believes that performance would cause it to violate Trade Laws or put it at risk of becoming subject to sanctions and penalties under such laws.
Definitions
“Administrator Data” means the information provided to Microsoft or its Affiliates during sign-up, purchase, or administration of Products.
“Affiliate” means any legal entity that controls, is controlled by, or is under common control with a party. “Control” means ownership of more than a 50% interest of voting securities in an entity or the power to direct the management and policies of an entity.
“Confidential Information” is defined in the “Confidentiality” section.
“Customer” means the entity identified as such on the account associated with this Agreement.
“Customer Data” means all data, including all text, sound, video or image files, and software, that are provided to Microsoft or its Affiliates by, or on behalf of, Customer and its Affiliates through use of Online Services. Customer Data does not include Professional Services Data.
“DPA” means the Microsoft Products and Services Data Protection Addendum, as updated from time to time, published at https://aka.ms/DPA or a successor site and any additional data protection terms that Microsoft presents with this Agreement.
“End User” means any person Customer permits to use a Product or access Customer Data.
“Fix” or “Fixes” means Product fixes, modifications or enhancements, or their derivatives, that Microsoft either releases generally (such as Product service packs) or provides to Customer to address a specific issue.
“Licensing Site” means http://www.microsoft.com/licensing/docs or a successor site.
“Material Adverse Change” means any change to the Use Rights for a Product that could reasonably affect Customer’s decision to purchase the Product and that would require Customer to purchase additional licenses, increase the cost to Customer of using the Product, remove an existing right, or place additional restrictions on the use of the Product.
“Microsoft” means Microsoft Corporation.
“Microsoft Support Services” means Product support services that Microsoft offers under this Agreement as described in the Product Terms.
“Non-Microsoft Product” means any third party-branded software, data, service, website, or product, unless incorporated by Microsoft in a Product.
“Online Services” means Microsoft-hosted services to which Customer subscribes under this Agreement. It does not include software and services provided under separate license terms.
“Partner” means a company Microsoft has authorized to distribute Products to Customer. “Personal Data” means any information relating to an identified or identifiable natural person.
“Pre-Existing Work” means any computer code or other written materials developed or otherwise obtained independent of this Agreement.
“Product” means all Software and Online Services that Microsoft offers under this Agreement as identified in the Product Terms, including previews, prerelease versions, updates, patches, and Fixes from Microsoft. Product availability may vary by region. “Product” does not include Non-Microsoft Products.
“Product Terms” means the Use Rights and other terms, as updated from time to time, which are published at https://www.microsoft.com/licensing/terms or a successor site.

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“Professional Services” means Microsoft Support Services and consulting services provided by Microsoft to Customer under this Agreement. “Professional Services” do not include Online Services.
“Professional Services Data” means all data, including all text, sound, video, image files, or software, that are provided to Microsoft or its Affiliates by, or on behalf of, Customer and its Affiliates (or that Customer or an Affiliate authorizes Microsoft to obtain from an Online Service) or otherwise obtained or processed by or on behalf of Microsoft or its Affiliates through an engagement with Microsoft to obtain Professional Services.
“Publisher” means a provider of a Non-Microsoft Product.
“Representatives” means a party’s employees, Affiliates, contractors, advisors, and consultants.
“SLA” means Service Level Agreement, which specifies the minimum service level for the Online Services and is published on the Licensing Site.
“Services Deliverables” means any computer code or materials (including without limitation proofs of concept, documentation and design recommendations, sample code, software libraries, algorithms, and machine learning models), other than Products or Fixes, that Microsoft leaves with Customer at the conclusion of Microsoft’s performance of Professional Services.
“Software” means licensed copies of Microsoft software identified in the Product Terms. Software does not include Online Services, but Software may be part of an Online Service.
“Statement of Services” means any order under this Agreement that includes or describes Professional Services.
“Subscription” means a license for Customer to use or access a Product during a defined period of time. “use” means to copy, download, install, run, access, display, or otherwise interact with.
“Use Rights” means the following sections of the Product Terms, as applicable to each Product offering: Use Rights, License Model terms, General Service Terms, Service Specific Terms, Add-ons, Universal License Terms, and Other Legal Terms.
Supplemental Terms.
The parties agree that the following new sections are added to and amend the Agreement. All terms used but not defined in these sections will have the same meaning provided in the Agreement.
The parties agree these Supplemental Terms only apply to the signing entity, except as otherwise stated in the Agreement.
Azure Credit
Customer will receive a one-time Azure Credit (“Credit”) to be applied to Customer’s Azure credit balance and used during the validity term.
Credit amount and validity term is detailed in the Proposal. Microsoft is under no obligation to extend or renew this Credit.

Case ID	Credit Amount	Credit Currency	Credit Start Date	Credit Duration in Months
CAS-1048184- T6R8V9	2,000,000.00	USD	On order acceptance	12

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EXHIBIT 10.1

Publicity

1.Activities. Provided Microsoft is meeting its obligations under the Agreement to Customer’s satisfaction, Customer agrees to participate in the following activities related to its use of Microsoft products, technologies or services:
a.Microsoft Press and Social Media: Press releases, blog posts, and/or social media posts issued by Microsoft to press, media, and the general public via public relations and social media channels in order to make a newsworthy announcement relating to why Customer has chosen Microsoft’s technology, and the business benefits Customer has realized or anticipates.
b.Customer’s Press and Social Media: Press releases, blog posts, and/or social media posts issued by Customer to press, media and the general public via Customer’s PR and social media channels in order to make a newsworthy announcement relating to Customer’s commitment to Microsoft’s technology solutions and the realized or anticipated business benefits.
c.Media and Analyst Interviews: Customer agrees to make executive level spokesperson (at VP level or above) available for media or influencer interviews with business reporters or analysts either in person or via phone (as mutually agreed by both parties) to drive media coverage related to Customer’s choice of Microsoft’s technology, and the realized or anticipated business benefits.
d.Case Study and Story: A document/story written, video and/or video sharing Customer’s vision and the choice and use of Microsoft’s technology as an enabler, and the realized or anticipated business benefits. Subject to reasonable notice, Customer agrees to make executive level employees and/or officers (at VP level or above) available to provide interviews and/or quotes for use in such story and/or video. Microsoft may use these items in public-facing content such as a press release, quote sheet, Microsoft blog, advertising, or marketing collateral.
e.Industry and Microsoft Events: Microsoft may invite Customer to speak at and/or demonstrate technology solutions on-stage at industry and/or Microsoft events (e.g., Microsoft CEO Summit, Microsoft BUILD, Microsoft Ignite, Microsoft Envision, Microsoft Inspire) during keynotes or other event-related activities to describe the choice of Microsoft’s technology solutions and the realized business benefits, including by making executive level employees and/or officers (at VP level or above) available to participate in such speeches and/or demonstrations.
f.Customer reference: Enrolled Affiliate agrees to speak with potential Microsoft customers about
Customer’s experience using Microsoft products, technologies or services.
2.Terms. The following terms apply to all materials created under this Amendment (“Materials”).
a.How. Microsoft may name Customer as a Microsoft customer. Microsoft may interview, tape, videotape, and record selected Customer’s employees and/or contractors to gather information for creating Materials. Customer agrees to work with Microsoft to obtain sufficient permissions from any of its employees and/or contractors whose quotes, names, or pictures appear in the documentation, in order to grant the rights described in this Amendment.
b.Trademarks. Microsoft may display Customer’s name, company trademark, company logo, and other identifying information in Materials, in accordance with Customer’s trademark usage guidelines or as approved by Customer during review of the Materials. Each party retains ownership of its respective trademarks, logos and other identifying information, with the goodwill from any use inuring to the owner’s benefit.
c.Review and Approval. Prior to the first public release of any form of Materials, Microsoft will obtain Customer’s written approval of the content. Customer agrees to review the content for factual accuracy and to prevent the inadvertent release of any of its Confidential Information.
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Customer agrees to provide Microsoft with approval or comments in writing in a timely manner. Customer will not withhold or delay approval unreasonably.
In contributing to any of the activities above, Customer agrees to only make statements about their chosen Microsoft technology that reflect Customer’s honest beliefs, opinions, or experiences, and that Customer has a reasonable basis to believe are accurate. In addition, the Microsoft customer reference team will work with Customer to ensure that we disclose the nature of its affiliation with Microsoft and whether Customer has received any compensation for providing the customer reference Material.
d.Ownership. Except for any of Customer’s trademarks, service marks, logos, and other identifying information contained in Materials, Microsoft will own the Materials, and grants Customer a license to use and distribute the Materials for its own advertising and marketing efforts, provided that Customer notifies Microsoft prior to each new use or distribution of the Materials.
e.Distribution. In addition to specific uses noted in section 1, both parties will have the right to publish, use, reference, and display the final, approved Materials, in whole or through unedited excerpts, in all forms of media now or hereafter known. This may include Microsoft’s websites, events, and social media channels. The foregoing rights may be sublicensed to third parties, for example: allowing channel partners to include case studies on their websites. Both parties agree that the content of the Materials will not be altered without prior written consent from the other party. Both parties also agree to stop distributing, publicly referencing, and displaying the Materials at any time upon written request from the other party, or any involved individual.
This amendment is effective either (i) on the start date set forth below; or (ii) if no start date is specified below, on the order acceptance date, and expires on the earlier of (i) the termination date of the Agreement; or (ii) the end date set forth below.
Start Date (YYYY-MM-DD): On Order Acceptance
End Date (YYYY-MM-DD): 2029-01-31
Microsoft Azure Consumption Commitment
This Microsoft Azure Consumption Commitment Amendment (“Amendment”) is entered into between Customer and Microsoft and supplements and modifies the General Terms and, if applicable, the Purchase Agreement terms of the Microsoft Customer Agreement, between the parties (“Agreement”). All terms used but not defined will have the same meaning as provided in the Agreement.
The parties agree to the following Amendment:
1.Definitions
a.“Azure Prepayment” refers to the purchase of Microsoft Azure Prepayment made during the Coverage Period for its use of eligible Microsoft Azure Services.
b.“Billing Profile” means the profile on which the Microsoft Azure Consumption Commitment is transacted.
c.“Commitment” means the total amount Customer agrees to purchase from Microsoft for consumption of Eligible Services and Offerings by the Eligible Organization during the Coverage Period.
d.“Concession” refers to any incentive or offer made by Microsoft that results in a reduction in fees paid by Customer for any Eligible Services and Offerings.
e.“Coverage Period” means the period during which the terms of this Amendment are in effect as defined in Table A, unless terminated earlier pursuant to Section 6.

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f.“Eligible Organization” means the Customer included within the Customer’s billing account.
g."MACC ID" is the identification number that this consumption commitment will be assigned within the Customer's billing account.
h.“Microsoft” means, for purposes of this Amendment, the Microsoft Affiliate defined as “Microsoft” in the General Terms and the Microsoft Sales Affiliate identified in the Purchase Agreement terms, if applicable.
Table A

Start Date (YYYY-MM-DD):	Duration (Months):	End Date (YYYY-MM-DD):	Commitment:	Currency:
2024-02-01	60	2029-01-31	80,000,000.00	USD
*Subsequent to execution, the Commitment will be assigned a MACC ID. That ID will be used for any additional documents related to this Amendment.
2.Commitment and Payment
Customer agrees to pay Microsoft for the consumption and/or purchase of Eligible Services and Offerings in an amount equal to or greater than the Commitment amount during the Coverage Period, as described in Table A.
Azure Prepayments and all fees associated with Eligible Services and Offerings used by the Eligible Organization will apply against the Commitment at their net value before taxes but after any applicable Concessions have been applied.
Any consumption or purchase of Eligible Services and Offerings covered by credits will not be applied against the Commitment.
Details on eligible consumption against the Commitment are located here: https://aka.ms/trackMACC.
3.Eligible Services and Offerings
“Eligible Services and Offerings” under the Commitment include the following:
•Microsoft Azure Services as defined in the Microsoft Product Terms
•Azure Compute Savings Plan as defined in the Microsoft Product Terms
•Azure Reservations as defined in the Microsoft Product Terms
•Azure Marketplace and AppSource listing transacted through the Commercial Marketplace and identified via instructions provided through this website (or successor website): https://aka.ms/MACCAzureMarketplace.
The following are excluded from Eligible Services and Offerings under the Commitment:
•Azure Support Plans
•Azure User Plans
Azure Prepayments made at any time within the Coverage Period will be applied against the Commitment.
4.End of Term
Upon the expiration of the Coverage Period specified in Table A, if the full value of the Commitment has not been reached, Customer agrees to pay the difference, equal to (a) the Commitment minus (b) the total amount invoiced for Eligible Services and Offerings during the Coverage Period. Microsoft will apply the full amount of the shortfall paid to Customer’s Billing Profile in the form of an Azure prepayment, which will be available for use by the Eligible Organization for twelve (12) months. Customer must keep the assigned Billing Profile active until the shortfall credit is applied and fully consumed. If Customer
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closes the Billing Profile before the shortfall credit is fully consumed, then the Customer will lose any unused credit.
5.Use Rights Commitment
Material Adverse Changes to the Use Rights for Microsoft Azure Services will not apply during the Coverage Period. All other changes to the Product Terms will apply as provided in the General Terms.
6.Termination
Notwithstanding anything to the contrary in the Agreement, this Amendment shall terminate when Customer has paid the full value of its Commitment or at the conclusion of the Coverage Period., whichever is later. All terms and conditions outlined herein shall survive the termination of the Agreement for the duration of the Amendment. Neither party will terminate this Amendment without cause. Either party may terminate the Agreement for cause as provided in the Termination section of the General Terms. If Microsoft terminates for cause, Microsoft will invoice Customer for any unbilled Commitment amount, and the amount due shall be due and payable immediately.
Except for changes made by this Amendment, Agreement identified above remains unchanged and in full force and effect. If there is any conflict between any provision in this Amendment and any provision in the Agreement identified above, this Amendment shall control.
End-Customer Investment Funding (External)
This amendment (“Amendment”) is entered into between Microsoft and the Customer. It amends the Microsoft Customer Agreement (“Agreement”). All terms used but not defined in this Amendment will have the same meanings provided in the Agreement.
The parties agree the following new section is added to the Agreement:
To assist Customer in the productive use of Microsoft Products, including Online Services, Microsoft will provide Customer with the following consulting and product support services in an amount not to exceed the value indicated at no charge to Customer (collectively, the “No-Charge Services”):

End Customer Fund Project Id #	Products applicable for No Charge services	Description of No-Charge Services	Value	Start Date (YYYY- MM-DD)	Expiration Date (YYYY-MM- DD)
CAS-1048184- T6R8V9	Azure	Migration and Deployment Services	721,600.00 USD	2024-02-01	2024-06-30
The No-Charge Services will be provided by a Microsoft supplier partner of Customer’s choice (the “Supplier”), provided that Customer shall be responsible for any costs for services provided by the Supplier that exceed the amount of the No-Charge Services. The amount(s) for No-Charge Services will be available starting on the applicable start date(s) indicated in the table above. The entire amount(s) for No-Charge Services must be used by the date(s) indicated in the table above; any amount for a particular No-Charge Service that is not used by the date indicated will expire and no longer be available to Customer after that date.
Customer may choose the specific service(s) for which the No-Charge Services amount will be used. The services will be documented in Microsoft’s form ECIF Statement of Work (“ECIF SOW”) between Microsoft and the Supplier. A copy of the SOW will be provided to the customer. Once the work is
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EXHIBIT 10.1
completed, in accordance with the terms of the ECIF SOW (including, but not limited to, proof or execution requirements), Microsoft will pay the Supplier up to the amount of the No-Charge Services.
To the extent the cost of the service(s) the Supplier provides to Customer exceeds the amount of the No-Charge Services (the “Service Overage Amount”), Customer shall pay the Supplier for such service(s) directly and shall indemnify Microsoft from any costs incurred due to a claim by Supplier against Microsoft related to any Service Overage Amount.
Microsoft waives any and all entitlement to compensation from Customer for the No-Charge Services amount and the service(s) procured with such funds. Microsoft intends that the grant of No-Charge Services amount and the service(s) procured up to such amount be in compliance with applicable laws and regulations with respect to gratuitous services. It is specifically understood that all Services and Services Deliverables resulting from the No-Charge Services are for the sole benefit and use of Customer and are not provided for the personal use or benefit of any individual employee of Customer.
To be valid, Customer must communicate its acceptance of this Amendment to Microsoft no later than 2024-02-01(YYYY-MM-DD).
Except for changes made by this Amendment, the Agreement remains unchanged and in full force and effect. If there is any conflict between any provision in this Amendment and any provision in the Agreement, this Amendment shall control.

Azure Commitment Discount
The parties agree that the following new sections are added to the Agreement:
1.Definitions
a.“Azure Commitment Discount” means the discount percentage that Microsoft will apply to Consumption Rates for Microsoft Azure Services. The percentage will be applied to US Dollar published prices on portal.azure.com in the current month’s pricelist in the month it is used.
b.“Azure Commitment Discount Coverage Period” means the period for which the Azure Commitment Discount will be applied to Consumption Rates for Microsoft Azure Services as set forth in the Proposal.
c.“Proposal” means the quote issued via email to Customer by the Microsoft sales team containing the Azure Commitment Discount and the Azure Commitment Discount Coverage Period.
2.Azure Commitment Discount
Microsoft will provide the Azure Commitment Discount indicated in the Proposal during the Azure Commitment Discount Coverage Period as indicated in the Proposal.
Microsoft is under no obligation to repeat the offer herein.

Workload Commitment
For the term of this amendment, the following provision is hereby added to the Agreement:
Workload Commitment. Customer agrees that during the Agreement term the workloads listed below will be deployed and run solely on Microsoft Azure.
Based on the deployment schedule shown below, the parties estimate the Azure consumption for these workloads during the term of this Amendment for these workloads will be $187,000,000 USD
(“Consumption Estimate”). The Consumption Estimate and deployment schedule are not commitments.
The workload(s) and anticipated deployment schedule is:
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EXHIBIT 10.1

Workload description	Anticipated date of deployment
Remark Smart Safety Platform SSP	Q3 CY2024

This amendment is effective either (i) on the start date set forth below; or (ii) if no start date is specified below, on the order acceptance date, and expires on the earlier of (i) the termination date of the Agreement; or (ii) the end date set forth below.
Start Date (YYYY-MM-DD): 2024-02-01
End Date (YYYY-MM-DD): 2029-01-31
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EXHIBIT 10.1
Signature Form
Customer or Purchasing Affiliate hereby accepts the terms and conditions of the Microsoft Customer Agreement including but not limited to the General Terms, any supplemental terms and amendments, and all documents incorporated by reference (collectively, the “Agreement”) and agrees to be bound by the Agreement as presented by Microsoft.
Customer or Purchasing Affiliate consents to its acceptance of the Agreement by electronic means and understands that it may be required to accept the terms of an electronic signature service provider suggested by Microsoft.
The individual signing below represents that he or she is authorized to accept the Agreement on behalf of Customer or Purchasing Affiliate. The Agreement will take effect upon this acceptance by Customer or Purchasing Affiliate.

Customer

Legal Entity Name	Remark Holdings, Inc.
Address 1	800 S Commerce St
Address 2
City	Las Vegas
State	NV
Country	United States
Postal Code	89106-4500
Customer Signatory
Signer First Name	Shing
Signer Last Name	Tao
Phone Number
Signer Email	stao@pacificstarpartners.com

Signature	/s/ Shing Tao

Signer Date
(YYYY-MM-DD)	Jan 29, 2024

Microsoft Affiliate

Company Name	Microsoft Corporation
Signer Name	Joshua Farlow
Signature	Joshua Farlow
Signer Date
(YYYY-MM-DD)	Jan 24, 2024

Company Name	Microsoft Corporation
Address 1	Dept. 551, Volume Licensing
Address 2	6880 Sierra Center Parkway
City	Reno
State	Nevada
Country	United States
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EXHIBIT 10.1

Postal Code	89511-1137

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